Exhibit No. 99.1

Contacts

Kevin Kowalski

Proginet Corporation

516-535-3600

kkowalski@proginet.com

Proginet Acquires Assets of Blockade Systems Corp.

ManageID, ESaccess, ESconnect and RT MA MIIS 2003

Software Products added to Proginet’s Portfolio

Garden City, N.Y. and Toronto, Canada — January 11, 2005 — Proginet Corporation (OTCBB:PRGF) and Blockade Systems Corp. today announced that the companies have signed an agreement whereby Proginet Corporation acquired Blockade’s ManageID, ESaccess, ESconnect and other security software product lines in addition to Blockade’s customer base. The transaction was for cash. Terms of the agreement are to be disclosed in Proginet’s 8K filing with the Securities and Exchange Commission.

The acquisition strengthens Proginet’s position in the password management security market, making Proginet the world’s leading password synchronization and reset vendor. Proginet now provides password solutions to millions of users in over 20 countries worldwide. Proginet has retained many of Blockade’s team, has established offices in Toronto, and expects to further expand its password security product offerings to meet the increasing security risks all businesses face today.

Proginet’s President and CEO Kevin M. Kelly stated, “The benefits of this transaction to Proginet include adding a substantial customer base with a recurring revenue stream, continuing our track record of acquiring complementary software, and attaining a dominant position in our chosen marketplace. All of this is expected to translate to a favorable impact on Proginet’s profitability going forward. The acquisition also places Proginet in front of a more diversified group of enterprises to which we can offer our other superior technologies in managed file transfer (MFT) and platform integration.”

About Proginet Corporation

Proginet Corporation develops software to enable the controlled integration of data across enterprises of all sizes. Throughout its 20-year history, the company has earned a solid reputation for its multi-platform expertise and dedication to customer service. Its products, including CyberFusion®, SIFT and SecurPass®, support all major computing platforms, from PCs to mainframes. Proginet’s global customer base spans more than 23 countries and includes many Fortune 500 companies. The company is headquartered in Garden City, N.Y., and is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

About Blockade Systems Corporation

Blockade has been developing strong, robust enterprise and portal security software for 15 years. Located in Toronto, Canada, Blockade Systems Corp. is a privately held Canadian corporation. Blockade provides its customers with system integration support through in-house capability as well as through its partnerships. Blockade has offices in Canada and the U.S, plus distributors in Europe, Asia Pacific, and Latin America.

Disclaimer

This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as “expect,” “believe,” “may,” “will,” “plans” and “anticipate,” or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, and Form 8-Ks (www.sec.gov).